EXHIBIT 99.1

Investor Relations Contact:
Lori Owen
Xilinx, Inc.
(408) 879-6911
ir@xilinx.com

XILINX ANNOUNCES NINTH CIRCUIT COURT RULING

SAN JOSE, CA, MAY 28, 2009-- Xilinx, Inc. (Nasdaq: XLNX) announced that on May 27, 2009, it received an adverse judicial ruling from the U.S. Court of Appeal for the Ninth Circuit regarding a previously-disclosed dispute with the Internal Revenue Service concerning the Company's cost sharing agreement with its wholly owned subsidiary, Xilinx Ireland.

As the Company has previously disclosed, on August 30, 2005, the U.S. Tax Court issued an opinion where the Court agreed with the Company that no amount for stock options was to be included in the Company’s cost sharing agreement with Xilinx Ireland. The IRS appealed the decision to the U.S. Court of Appeals for the Ninth Circuit. Although the Company opposed that appeal, believing that the Tax Court decided the case correctly, the Ninth Circuit has now ruled against the Company in a 2-1 majority decision.

The Ninth Circuit decision does not impact the operational direction of the Company. Considering the reserves that the Company has already recorded, the Company does not believe this decision will have a material impact on the future earnings of the Company. While the Company does not agree with the Appeals Court decision, it is premature at this time to comment on the Company’s next steps as a result of the decision.

This release contains forward-looking statements and projections. Forward-looking statements and projections can often be identified by the use of forward-looking words such as “expect,” “may,” “will,” “could,” “believe,” “anticipate,” “estimate,” “continue,” “plan,” “intend,” “project” or other similar words. Undue reliance should not be placed on such forward-looking statements and projections, which speak only as of the date they are made. We undertake no obligation to update such forward-looking statements. Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties including outcomes related to the Ninth Circuit ruling and other risk factors listed in our most recent Forms 10-K and 10-Q.

About Xilinx

Xilinx, Inc. (NASDAQ: XLNX) is the worldwide leader of programmable logic solutions. Additional information about Xilinx is available at http://www.xilinx.com. Xilinx, the Xilinx logo, Virtex, Spartan, ISE, and other brands designated herein are trademarks of Xilinx in the United States and other countries. All other trademarks are the property of their respective owners.
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